UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 3, 2007

HEALTH CARE PROPERTY INVESTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-08895	33-0091377
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

3760 Kilroy Airport Way, Suite 300
Long Beach, California	90806
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (562) 733-5100

(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Share Purchase Agreement

Health Care Property Investors, Inc., a Maryland corporation (“HCP”), and SEGRO plc, a public limited company incorporated under the laws of England and Wales (“SEGRO”), entered into a definitive Share Purchase Agreement, dated as of June 3, 2007 (the “Share Purchase Agreement”).  Pursuant to the Share Purchase Agreement, HCP will acquire 100% of the capital stock of Slough Estates USA Inc., a Delaware corporation and a wholly-owned subsidiary of SEGRO (“SEUSA”) (the “Share Purchase”), for aggregate cash consideration of $2.9 billion, including the assumption or refinancing of approximately $1.2 billion in debt, subject to certain adjustments (the “Purchase Price”).  Upon completion of the Share Purchase, SEUSA will be a wholly-owned subsidiary of HCP.

HCP and SEGRO have made customary representations and warranties in the Share Purchase Agreement, which generally survive for 12 months after completion of the Share Purchase, with certain representations lasting for a longer period.  Each party has agreed to indemnify the other against breaches of the representations and warranties causing damages in excess of $25 million, up to a maximum of 4% of the net purchase price, with certain higher limits in respect of breaches of the representations and warranties concerning environmental matters.

HCP and SEGRO have also made customary covenants in the Share Purchase Agreement, including a covenant to use reasonable best efforts to complete the Share Purchase.  SEGRO has also agreed to:

•                  conduct SEUSA’s business in the ordinary course consistent with past practice until the Share Purchase is completed;

•                  not directly or indirectly solicit or engage in discussions concerning transactions which compete with the Share Purchase;

•                  not compete with HCP in the ownership, development or operation of life sciences properties in the United States for four years after completion of the Share Purchase, subject to limited exceptions; and

•                  not solicit or hire any of SEUSA’s current executives for 10 years after completion of the Share Purchase.

Each party’s obligation to complete the Share Purchase is subject to several customary conditions, including approval of SEGRO’s shareholders, the material accuracy of the other party’s representations and warranties made in the Share Purchase Agreement and the material compliance of the other party with its covenants made in the Share Purchase Agreement.

The Share Purchase Agreement has been approved by the boards of directors of HCP and SEGRO, and the board of directors of SEGRO has recommended that SEGRO shareholders vote to approve the Share Purchase.

The Share Purchase Agreement can be terminated by HCP or SEGRO under certain circumstances.  Upon termination of the Share Purchase Agreement under specified circumstances described in the Share Purchase Agreement, SEGRO may be required to pay HCP or HCP may be required to pay SEGRO a termination fee of $65 million.  If the Share Purchase Agreement is terminated due to SEGRO’s shareholders voting against the Share Purchase in the absence of a competing transaction or a breach of the non-solicitation covenants in the Share Purchase Agreement, SEGRO will be required to reimburse HCP for its transaction expenses up to $5 million.

The foregoing description of the Share Purchase and Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement, filed as Exhibit 2.1 hereto and incorporated herein by reference.  The Share Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about HCP, SEGRO or SEUSA. The Share Purchase Agreement contains representations and warranties that each of HCP and SEGRO have made to the other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter that SEGRO has delivered in connection with signing the Share Purchase Agreement. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Share Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

On June 3, 2007, HCP issued a press release in Long Beach, California announcing the execution of the Share Purchase Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.                     Exhibit

2.1                                                                                                         Share Purchase Agreement, dated as of June 3, 2007, by and between Health Care Property Investors, Inc. and SEGRO plc.

99.1                                                                                                   Press Release issued by Health Care Property Investors, Inc. on June 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2007	HEALTH CARE PROPERTY INVESTORS, INC.

	By:	/s/ EDWARD J. HENNING
	Name:	Edward J. Henning
	Title:	Executive Vice President — General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.                     Description

2.1                                                                                                         Share Purchase Agreement, dated as of June 3, 2007, by and between Health Care Property Investors, Inc. and SEGRO plc.

99.1                                                                                                   Press Release issued by Health Care Property Investors, Inc. on June 3, 2007.